Exhibit 10.1

CHANGE IN CONTROL AGREEMENT

Agreement, made this 21st day of January, 2006, by and between ENGELHARD CORPORATION, a Delaware corporation (the “Company”), and Edward T. Wolynic (the “Executive”).

WHEREAS, the Executive is a key employee of the Company; and

WHEREAS, the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”) and the Board of Directors of the Company (the “Board”) consider the maintenance of a sound management to be essential to protecting and enhancing the best interests of the Company and its stockholders and recognize that the possibility of a change in control raises uncertainty and questions among key employees and may result in the departure or distraction of such key employees to the detriment of the Company and its stockholders; and

WHEREAS, the Compensation Committee and the Board wish to assure that the Company will have the continued dedication of the Executive and the availability of his advice and counsel, notwithstanding the possibility, threat or occurrence of a bid to take over control of the Company, and to induce the Executive to remain in the employ of the Company; and

WHEREAS, the Executive is willing to continue to serve the Company taking into account the provisions of this Agreement; and

WHEREAS, upon recommendation of the Compensation Committee, the Board has approved this Agreement with the Executive;

NOW, THEREFORE, in consideration of the foregoing, and the respective covenants and agreements of the parties herein contained, the parties agree as follows:

1. Change in Control. Benefits shall be provided hereunder only in the event there shall have occurred a “Change in Control,” as such term is defined below, and the Executive’s employment by the Company shall thereafter have terminated in accordance with Section 2 below within the period beginning on the date of the “Change in Control” and ending on the third anniversary of the date on which a “Change in Control” occurs (the “Protection Period”). If any Protection Period terminates without the Executive’s employment having terminated, any “Change in Control” subsequent to such termination shall give rise to a new Protection Period. No benefits shall be paid under this Agreement if the Executive’s employment terminates outside of a Protection Period.

For purposes of this Agreement, a “Change in Control” shall mean:

(A)  the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”), of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 25% or more of either (1) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (2) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that the following acquisitions shall not constitute a Change in Control: (i) any acquisition directly from the Company (other than by exercise of a conversion privilege); (ii) any acquisition by the Company or any of its subsidiaries; (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its subsidiaries; (iv) any acquisition by any corporation with respect to which, following such acquisition, more than 60% of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such acquisition in substantially the same proportions as their ownership, immediately prior to such acquisition, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be; or (v) any acquisition by a Person owning more than 25% of the Outstanding Company Common Stock on the date hereof;

(B)      during any period of two consecutive years, individuals who, as of the beginning of such period, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the beginning of such period whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act); or

(C)     consummation of a reorganization, merger or consolidation, in each case, with respect to which all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and outstanding Company Voting Securities immediately prior to such reorganization, merger or consolidation, do not, following such reorganization, merger or consolidation, beneficially own, directly or indirectly, more than 60% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such reorganization, merger or consolidation in substantially the same proportions as their ownership, immediately prior to such reorganization, merger or consolidation, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be; or

(D)      (1) approval by the shareholders of the Company of a complete liquidation or dissolution of the Company or (2) consummation of a sale or other disposition of all or substantially all of the assets of the Company, other than to a corporation with respect to which following such sale or other disposition, more than 60% of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such sale or other disposition in substantially the same proportions as their ownership, immediately prior to such sale or other disposition, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be.

2. Termination Following Change in Control. The Executive shall be entitled to the benefits provided in Section 3 hereof upon any termination of his employment with the Company within a Protection Period, except a termination of employment (a) because of his death, (b) because of a “Disability,” (c) by the Company for “Cause,” or (d) by the Executive other than for “Good Reason.”

(i) Disability. The Executive’s employment shall be deemed to have terminated because of a “Disability” if the Executive applies for and is determined to be eligible to receive disability benefits under the Company’s Long-Term Disability Plan.

(ii) Cause. Termination of the Executive’s employment by the Company for “Cause” shall mean termination by reason of the Executive’s willful engagement in conduct which involves dishonesty or moral turpitude in connection with his employment and which is demonstrably and materially injurious to the financial condition or reputation of the Company. An act or omission shall he deemed “willful” only if done, or omitted to be done, in bad faith and without reasonable belief that it was in the best interest of the Company. Notwithstanding the foregoing, the Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to the Executive a written notice of termination from the Compensation Committee after reasonable notice to the Executive and an opportunity for him, together with his counsel, to be heard before the Compensation Committee, finding that, in the good faith opinion of such Compensation Committee, he was guilty of conduct set forth above in the first sentence of this subsection (ii) and specifying the particulars in detail.

(iii) Without Cause. The Company may terminate the employment of the Executive without Cause during a Protection Period only by giving the Executive written notice of termination to that effect. In that event, the Executive’s employment shall terminate on the last day of the month in which such notice is given (or such later date as may be specified in such notice), and the benefits set forth in Section 3 hereof shall be provided to the Executive.

(iv) Good Reason. Termination of employment by the Executive for “Good Reason” shall mean termination:

(A)      within a Protection Period, if there has occurred a reduction by the Company in the Executive’s base salary or incentive compensation opportunity in effect immediately before the beginning of the Protection Period or as increased from time to time thereafter;

(B)     within a Protection Period, if the Company has materially diminished the Executive’s job authorities or responsibilities with the Company immediately before the beginning of the Protection Period, and for this purpose such diminution shall not be treated as occurring solely due to the fact that the Company is no longer a publicly traded company or the fact that the Company is a subsidiary of another company;

(C)       within a Protection Period, and without the Executive’s written consent, if the Company has required the Executive to be relocated anywhere in excess of thirty-five (35) miles from his office location immediately before the beginning of the Protection Period, except for required travel on the business of the Company to an extent substantially consistent with the Executive’s business travel obligations immediately before the beginning of the Protection Period; or

(D)     within a Protection Period, if the Company has failed to obtain the assumption of the obligations contained in this Agreement by any successor as contemplated in Section 8(c) hereof.

The Executive shall exercise his right to terminate his employment for Good Reason by giving the Company a written notice of termination specifying in reasonable detail the circumstances constituting such Good Reason. In that event, the Executive’s employment shall terminate on the last day of the month in which such notice is given.

A termination of employment by the Executive within a Protection Period shall be for Good Reason if one of the occurrences specified in this subsection (iv) shall have occurred, notwithstanding that the Executive may have other reasons for terminating employment, including employment by another employer which the Executive desires to accept.

3. Benefits Upon Termination Within Protection Period. If, within a Protection Period, the Executive’s employment by the Company shall be terminated (a) by the Company other than for Cause or because of a Disability, or (b) by the Executive for Good Reason, the Executive shall be entitled to the benefits provided for below:

(i)    The Company shall pay to the Executive through the date of the Executive’s termination of employment salary at the rate then in effect, together with salary in lieu of vacation accrued to the date on which his employment terminates, in accordance with the standard payroll practices of the Company;

(ii)    The Company shall pay to the Executive an amount in cash equal to two times the sum of (A) his highest annual base salary in effect during the Protection Period, and (B) the cash value of the incentive pool under the Company’s Incentive

Compensation Plan for the Executive for the calendar year that includes the date of the Change in Control, determined based on the Executive’s annual base salary in effect at the time of the Change in Control, the Executive’s “Pool Development Factors” (i.e., cash bonus factor (for calendar year 2006, 100% of base salary), equity pool factor (for calendar year 2006, 50% of base salary) and stock options factor (for calendar year 2006, 85% of base salary)) and the Executive’s Long Term Performance Unit factor (i.e., for calendar year 2006, 50% of base salary) under the Incentive Compensation Plan for the year that includes the date of the Change in Control (the total amount of this clause (B) if a Change in Control were to occur in calendar year 2006 being 285% of annual base salary in effect at the time of the Change in Control); and such payment shall be made in a lump sum within 10 business days after the date of such termination of employment; and

(iii)   The Company shall continue to cover the Executive and his dependents under, or provide the Executive and his dependents with insurance coverage no less favorable than, the Company’s health and dental benefit plans (as in effect on the day immediately preceding the Protection Period or, at the option of the Executive, on the date of termination of his employment) for a period equal to the lesser of (x) two years following the date of termination or (y) until the Executive is provided by another employer with benefits substantially comparable to the benefits provided by such plans or programs.

4. Non-exclusivity of Rights. Nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any benefit, bonus, incentive or other plans, practices, policies or programs provided by the Company or any of its subsidiaries and for which the Executive may qualify, nor shall anything herein limit or otherwise affect such rights as the Executive may have under any stock option or other agreements with the Company or any of its subsidiaries; provided, however, that if the Executive receives benefits under Section 3 hereof he shall not also be entitled to salary continuation benefits under any salary continuation program of the Company. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan, practice, policy or program of the Company or any of its subsidiaries at or subsequent to the date of termination of the Executive’s employment shall be payable in accordance with such plan, practice, policy or program.

5. Full-Settlement; Legal Expenses. The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement. The Company agrees to pay, upon written demand therefor by the Executive, all legal fees and expenses which the Executive may reasonably incur as a result of any dispute or contest by or with the Company or others regarding the validity or enforceability of, or liability under, any provision of this Agreement (including as a result of any contest by the Executive about the amount of any payment hereunder), plus in each case interest at the applicable Federal rate provided for in Section 7872(f)(2) of the Internal Revenue Code of 1986, as amended (the “Code”); provided, however, that the Company shall be required to pay such legal fees and expenses only if the

Executive prevails on at least one material claim or material defense in the dispute or contest. In any such action brought by the Executive for damages or to enforce any provisions of this Agreement, he shall be entitled to seek both legal and equitable relief and remedies, including, without limitation, specific performance of the Company’s obligations hereunder, in his sole discretion.

6. Certain Additional Payments by the Company.

(a) Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution made, or benefit provided (including, without limitation, the acceleration of any payment, distribution or benefit), by the Company to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 6) (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Code (or any similar excise tax) or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then the Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by the Executive of all taxes (including any Excise Tax, income tax or employment tax) imposed upon the Gross-Up Payment and any interest or penalties imposed with respect to such taxes, the Executive retains from the Gross-Up Payment an amount equal to the Excise Tax imposed upon the Payments.

(b) Subject to the provisions of Section 6(c), all determinations required to be made under this Section 6, including determination of whether a Gross-Up Payment is required and of the amount of any such Gross-up Payment, shall be made by Ernst & Young LLP (the “Accounting Firm”), which shall provide detailed supporting calculations to the Company within 15 business days of the date of termination of the Executive’s employment, if applicable, or such earlier time as is requested by the Company, provided that any determination that an Excise Tax is payable by the Executive shall be made on the basis of substantial authority. The Company will promptly provide copies of such supporting calculations to the Executive. The initial Gross-Up Payment, if any, as determined pursuant to this Section 6(b), shall be paid to the Executive within five business days of the receipt of the Accounting Firm’s determination. If the Accounting Firm determines that no Excise Tax is payable by the Executive, it shall furnish the Company with a written opinion that substantial authority exists for the Executive not to report any Excise Tax on his Federal income tax return and, as a result, the Company is not required to withhold Excise Tax from payments to the Executive. The Company will promptly provide a copy of any such opinion to the Executive. Any determination by the Accounting Firm meeting the requirements of this Section 6(b) shall be binding upon the Company and the Executive; subject only to payments pursuant to the following sentence based on a determination that additional Gross-Up Payments should have been made, consistent with the calculations required to be made hereunder (the amount of such additional payments is referred to herein as the “Gross-Up Underpayment”). In the event that the Company exhausts its remedies pursuant to Section 6(c) and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Gross-Up Underpayment that has occurred and any such Gross-Up Underpayment shall be promptly paid by the Company to or for the benefit of the Executive. The fees and disbursements of the Accounting Firm shall be paid by the Company.

(c) The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of a Gross-Up Payment. Such notification shall be given as soon as practicable but not later than ten business days after the Executive receives written notice of such claim and shall apprise the Company of the nature of such claim and the date on which such Claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim and that it will bear the costs and provide the indemnification as required by this sentence, the Executive shall:

(i)    give the Company any information reasonably requested by the Company relating to such claim,

(ii)    take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

(iii)   cooperate with the Company in good faith in order effectively to contest such claim, and

(iv)    permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax, income tax or employment tax, including interest and penalties with respect thereto, imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 6(c), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive on an interest-free basis and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax, income tax or employment tax, including interest or penalties with respect thereto, imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to the payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(d) If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 6(c), the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Company’s complying with the requirements of Section 6(c)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 6(c), a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then any obligation of the Executive to repay such advance shall be forgiven and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

7. Confidential Information. The Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its subsidiaries, and their respective businesses, which shall have been obtained by the Executive during the Executive’s employment by the Company or any of its subsidiaries and which shall not be or become public knowledge (other than by acts of the Executive or his representatives in violation of this Agreement). After the date of termination of the Executive’s employment with the Company, the Executive shall not, without the prior written consent of the Company, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it. In no event shall an asserted violation of the provisions of this Section 7 constitute a basis for deferring or withholding any amounts otherwise payable to the Executive under this Agreement.

8. Successors.

(a) This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives or successor(s) in interest.

(b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

(c) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, other than for purposes of Section 2(iv)(B) above, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law or otherwise.

9. Section 409A.

The Company will amend this Agreement, the Deferred Compensation Plan for Key Employees of Engelhard Corporation, the Supplemental Retirement Program of Engelhard Corporation and any other agreement between the Company and the Executive and plan maintained by the Company or its affiliates in which the Executive participates which, in any such case, is or otherwise would be subject to Section 409A of the Code (collectively, the “DC Plans and Agreements”) in a timely manner to the extent, if any, necessary to avoid additional tax or interest imposed under Section 409A and the regulations issued thereunder; provided, however, any such amendment shall be made in a manner which does not reduce the economic value of the DC Plans and Agreements to the Executive, and any such amendment shall not defer the date of any payment, or benefit provided, to the Executive unless Ernst & Young LLP advises the Company in writing (which written determination is promptly provided to the Executive by the Company) that there is not substantial authority for otherwise avoiding additional tax or interest under Section 409A and in no event will payments be deferred due to Section 409A to a date that is more than six months following termination of the Executive’s employment. The Company will consult with the Executive prior to making any such amendment, and the Executive agrees that his consent to an amendment that is consistent with the provisions hereof and satisfies the foregoing proviso will not be unreasonably withheld. The Executive will report for income tax purposes with respect to Section 409A in a manner consistent with the Company’s reporting (as communicated in writing by the Company to the Executive), unless inconsistent reporting is otherwise required after audit by the Internal Revenue Service. In the event of such an audit, the Executive and the Company agree to follow procedures substantially similar to those set forth in Section 6 of this Agreement. The Company will not amend any DC Plan and Agreement in a manner which would cause any grandfather protection under Section 409A to be lost with respect to a DC Plan and Agreement. The Company will indemnify and hold the Executive harmless, on an after-tax basis (including, without limitation, income tax, additional tax, excise tax, employment tax and any interest or penalties with respect thereto), from any cost or liability resulting from any additional tax or interest imposed under Section 409A. Any payments required to be deferred due to Section 409A will be deposited in the Company’s Supplemental Retirement Trust for the Executive’s benefit, and the Trustee thereof will be given irrevocable instructions to pay such amounts to the Executive on the earlier of the date that is six months following termination of the Executive’s employment or the first date permissible under Section 409A. Notwithstanding any such deposit into the Supplemental Retirement Trust, the Company will continue to be liable for such payments until such amounts are fully paid to the Executive. The Company will make any amendments to the Supplemental Retirement Trust necessary to effect the provisions hereof.

10. Miscellaneous.

(a) This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(b) All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:

Edward T. Wolynic

[ ]
[ ]

If to the Company:

Engelhard Corporation
101 Wood Avenue
Iselin, New Jersey 08830-0770

Attention: Arthur A. Dornbusch, II

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

(c) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(d) The Company may withhold from any amounts payable under this Agreement such Federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(e) The Executive’s failure to insist upon strict compliance with any provision hereof shall not be deemed to be a waiver of such provision or any other provision thereof.

(f) This Agreement contains the entire understanding of the Company and the Executive with respect to the subject matter hereof but does not supersede or override the provisions of any stock option, employee benefit or other plan, program, policy or practice in which Executive is a participant or under which the Executive is a beneficiary.

IN WITNESS WHEREOF, the Executive has hereunto set his hand and, pursuant to the authorization from its Board of Directors, the Company has caused these presents to be executed as of the day and year first above written.

Name:  /s/ Edward T. Wolynic

ENGELHARD CORPORATION

By:  /s/ Arthur A. Dornbusch, II
Name:  Arthur A. Dornbusch, II
Title:    Vice President, General Counsel
             and Secretary

Attest:

/s/ John C. Hess
Name:   John C. Hess
Title:    Vice President, Human Resources

11